EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS AGGRESSIVE DEBT REDUCTION WHILE MANAGING GLOBAL COMMODITY VOLATILITY
AND FOOD SEGMENT CHALLENGES

3rd Quarter 2016 Highlights

•	Net income of $28.7 million, or $0.17 per GAAP diluted share

•	Revenue of $853.9 million

•	Adjusted EBITDA of $106.2 million

•	Margin expansion tempered by Food Segment production challenges and inventory adjustment

•	Record grain harvests drove lower finished product pricing for global fats and an oversupply of proteins

•	Diamond Green Diesel (‘DGD’) delivers strongest earnings to date

•	Solid cash flow generation with aggressive debt reduction of $60 million

November 10, 2016 - IRVING, TEXAS - Darling Ingredients Inc. (NYSE: DAR), a global leader in converting edible and inedible bio-nutrient streams into a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries, today announced financial results for the third quarter ending October 1, 2016.

For the third quarter of 2016, the Company reported net sales of $853.9 million, as compared with net sales of $853.8 million for the third quarter of 2015. Net income attributable to Darling for the three months ended October 1, 2016 was $28.7 million, or $0.17 per diluted share, compared to a net loss of ($9.1) million, or ($0.06) per diluted share, for the third quarter of 2015. The increase in net income is primarily attributable to higher earnings from DGD due to the inclusion of the blenders' tax credit which was not available as of the end of the third quarter of 2015, higher Renewable Identification Number (“RIN”) values, and an income tax benefit. Adjusted EBITDA for Darling for the three months ended October 1, 2016 was $106.2 million compared to Adjusted EBITDA of $106.1 million for the three months ended October 3, 2015.

Comments on the Third Quarter of 2016

Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients Inc., said, “We continue to execute against our strategic plan to de-lever and grow while managing through considerable volatility in many of our markets.”

“Our Feed Ingredients segment results were predictably lower due to record North American crop harvests weighing on global pricing for fats and proteins. However, strong tonnage offset some price volatility, and our model is adjusting to lower finished product values. Food segment performance disappointed due to several moving parts, including major annual plant turnarounds and softness in China compressing margin expansion. Our Fuel segment was seasonally driven and continued to perform well with strong demand for biofuel feedstock in Europe.”

Commenting on the Company’s overall strategy, Mr. Stuewe said, “Our diversified portfolio and strong risk management have positioned us to navigate through the variability of our markets. We continue to develop a pipeline of opportunities for long-term growth while streamlining our cost structure, aggressively reducing debt and maintaining solid financial footing. We intend to manage the volatile markets through the fourth quarter and carry good momentum into 2017.”

News Release November 10, 2016 Page 2

Operational Update by Segment

•
Feed Ingredients - Segment executed well in light of volatile and declining global fat prices and an oversupply of proteins. The decline in fat prices were tempered by the growing world demand for biofuels. Further, USA impacted by hot summer, which affected rendering quality and plant processing efficiencies. Raw material volumes were strong around the globe, and our two new U.S. rendering plants are nearing capacity and fully contributing. Europe, USA and Canada rendering delivered as expected. Bakery Feeds tonnage increased and business delivered solid results. Our global blood business was slightly lower but demand remains strong in China.

•
Food Ingredients - Segment challenged with reduced demand in China for low bloom gelatin, which drove an inventory write-down. Major annual maintenance turnarounds at plants in China and USA also affected results. Margins contracted slightly due to higher raw material prices and production processing slowdowns. Sonac edible fat earnings declined as some raw material diversion to China continued. CTH casings business improved and produced as expected.

•
Fuel Ingredients - Segment experienced typical seasonality with less tonnage to Rendac and Ecoson sequentially; however, improved volumes and operating performance contributed to year-over-year increase. Canada Biodiesel delivered on target and ahead of last year.

•
Diamond Green Diesel Joint Venture - Operating at current full capacity, DGD demonstrated outstanding performance and reported its strongest earnings contribution to date, improving EBITDA by 23 percent from the previous quarter. Lower fat prices, stable heating oil and rising RIN values combined with more Low Carbon Fuel Standard (LCFS) demand supported unconsolidated EBITDA of $22.5 million for Darling. Final engineering is complete for the DGD facility expansion, which at full capacity will increase annual production from 160 million gallons to 275 million gallons. Construction is now scheduled for completion in early Q2 2018.

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA Third Quarter 2016 as compared to Third Quarter 2015
Darling Ingredients Inc. reports Adjusted EBITDA results, which is a non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP) (for additional information, see “Use of Non-GAAP Financial Measures” included later in this media release). The Company believes that Adjusted EBITDA provides additional useful information to investors. Adjusted EBITDA, as the Company uses the term, is calculated below:

News Release November 10, 2016 Page 3

	Three Months Ended - Year over Year
Adjusted EBITDA	October 1,	October 3,
(U.S. dollars in thousands)	2016	2015

Net income/(loss) attributable to Darling	$28,694	$(9,087)
Depreciation and amortization	70,653	67,327
Interest expense	23,867	24,828
Income tax expense/(benefit)	(744)	7,859
Foreign currency loss/(gain)	(354)	2,461
Other expense/(income), net	2,007	(1,004)
Equity in net (income)/loss of unconsolidated subsidiary	(18,138)	12,021
Net income attributable to noncontrolling interests	196	1,730
Adjusted EBITDA	$106,181	$106,135
Acquisition and integration-related expenses	—	1,280
Pro forma Adjusted EBITDA (Non-GAAP)	$106,181	$107,415
Foreign currency exchange impact (1)	(90)	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$106,091	$107,415

DGD Joint Venture Adjusted EBITDA (Darling's share)	$22,543	$(8,309)

(1) The average rates assumption used in this calculation was the actual fiscal average rate for the three months ended October 3, 2015 of
€1.00:USD$1.11 and CAD$1.00:USD$0.76 as compared to the average rate for the three months ended October 1, 2016 of
€1.00:USD$1.12 and CAD$1.00:USD$0.77, respectively.

For the three months ended October 1, 2016, the Company generated Adjusted EBITDA of $106.2 million, as compared to $106.1 million in the same period in fiscal 2015.
DGD Joint Venture Adjusted EBITDA (Darling’s share) is not reflected in the Adjusted EBITDA, the Pro forma Adjusted EBITDA, or the Pro forma Adjusted EBITDA to Foreign Currency. See Note 6 in the Company’s Consolidated Financial Statements included in the Company’s Form 10-Q for the period ended October 1, 2016 and at the end of this press release for financial information regarding the DGD Joint Venture.

News Release November 10, 2016 Page 4

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA Third Quarter 2016 as compared on a sequential basis to Second Quarter 2016

	Three Months Ended - Sequential
Adjusted EBITDA	October 1,	July 2,
(U.S. dollars in thousands)	2016	2016

Net income attributable to Darling	$28,694	$31,999
Depreciation and amortization	70,653	69,531
Interest expense	23,867	23,980
Income tax expense	(744)	7,983
Foreign currency gain	(354)	(8)
Other expense, net	2,007	2,373
Equity in net income of unconsolidated subsidiary	(18,138)	(13,852)
Net income attributable to noncontrolling interests	196	1,992
Adjusted EBITDA	$106,181	$123,998
Acquisition and integration-related expenses	—	70
Pro forma Adjusted EBITDA (Non-GAAP)	$106,181	$124,068
Foreign currency exchange impact (1)	688	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$106,869	$124,068

DGD Joint Venture Adjusted EBITDA (Darling's share)	$22,543	$18,331

(1) The average rates assumption used in this calculation was the actual fiscal average rate for the three months ended July 2, 2016 of €1.00: USD$1.13 and CAD$1.00:USD$0.78 as compared to the average rate for the three months ended October 1, 2016 of €1.00: USD$1.12 and CAD$1.00:USD$0.77, respectively.

On a sequential basis, for the three months ended October 1, 2016, the Company generated Adjusted EBITDA of $106.2 million, as compared to $124.0 million for the three months ended July 2, 2016, a decrease of $17.8 million. The decrease is primarily attributable to lower finished product prices in both the Food and Feed Ingredients segments. Lower finished product prices for fats and used cooking oil in the Feed Ingredients segment more than offset higher sales volumes which contributed to the decrease in Adjusted EBITDA.
DGD Joint Venture Adjusted EBITDA (Darling’s share) is not reflected in the Adjusted EBITDA, the Pro forma Adjusted EBITDA, or the Pro forma Adjusted EBITDA to Foreign Currency. See Note 6 in the Company’s Form 10-Q for the period ended October 1, 2016 and the DGD Operating Financial Results included at the end of this press release for financial information regarding the DGD Joint Venture.

News Release November 10, 2016 Page 5

Financial Update by Segment

Feed Ingredients	Three Months Ended		Nine Months Ended
($ thousands)	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Net Sales	$531,413	$525,213	$1,550,539	$1,602,141
Depreciation and amortization	43,614	40,846	130,110	121,386
Segment operating income	35,254	35,619	90,512	106,422
EBITDA*	$78,868	$76,465	$220,622	$227,808
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Feed Ingredients operating income for the three months ended October 1, 2016 was $35.3 million, a decrease of $0.3 million as compared to the three months ended October 3, 2015. Earnings for the Feed Ingredients segment were lower due to an increase in depreciation and amortization as a result of new plants in the U.S. and lower finished product prices that more than offset higher production volumes due to higher raw material supply and lower selling, general and administrative expense.

•
Feed Ingredients operating income for the nine months ended October 1, 2016 was $90.5 million, a decrease of $15.9 million as compared to the first nine months ended October 3, 2015. Earnings for the Feed Ingredients segment were lower due to the significant decline in protein finished product prices resulting from near record grain production in fiscal year 2015 and 2016. Higher depreciation and amortization in fiscal 2016 due to placing new plants into production in the U.S. were offset by reduced selling, general and administrative expense.

Food Ingredients	Three Months Ended		Nine Months Ended
($ thousands)	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Net Sales	$261,997	$269,230	$782,014	$822,741
Depreciation and amortization	17,383	17,144	51,823	51,126
Segment operating income	7,944	11,562	49,474	37,921
EBITDA*	$25,327	$28,706	$101,297	$89,047
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Food Ingredients operating income was $7.9 million for the three months ended October 1, 2016, a decrease of $3.7 million as compared to the three months ended October 3, 2015. Selling, general and administrative expense in the Food Ingredients segment was reduced due to gains in currency hedges. The Company’s casing business improved compared to the same period in the prior year, primarily due to the re-opening of the Chinese border which was temporarily closed in 2015 to the import of meat by-products which heavily impacted the segment. European edible fats performance declined over the prior year due to lower volumes and sales prices. The gelatin business earnings were down as compared to the prior year due to an inventory value adjustment in China of $3.5 million as a result of the decrease in demand for low bloom gelatin. The gelatin business was also impacted by lower production volumes in three of the Company’s gelatin facilities.

News Release November 10, 2016 Page 6

•
Food Ingredients operating income was $49.5 million for the first nine months ended October 1, 2016, an increase of $11.6 million as compared to the first nine months ended October 3, 2015. The gelatin business earnings improved compared to the prior year primarily due to strong profitability in the Company’s North American, South American and European operations. European edible fats performance normalized over the prior year due to stable sales prices. The Company’s casing business improved as compared to the same period in the prior year, due primarily to higher sale volumes. Selling, general and administrative expense was reduced by $9.9 million which included significant gains on currency hedges.

Fuel Ingredients	Three Months Ended		Nine Months Ended
($ thousands)	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Net Sales	$60,446	$59,319	$178,285	$162,889
Depreciation and amortization	6,896	6,729	20,999	19,959
Segment operating income	5,971	246	18,680	4,777
EBITDA*	$12,867	$6,975	$39,679	$24,736
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for the three months ended October 1, 2016 was $6.0 million, an increase of $5.8 million as compared to the three months ended October 3, 2015. The increase in earnings is primarily due to the fact that during the three months ended October 1, 2016 the Canadian biodiesel plant was operating for the full period while in the comparable period in 2015 production was limited. The increase was also attributable to improved Ecoson and Rendac volumes and operating performance and by a decrease in selling, general and administrative expense due to subsidies received from the Netherlands government that is recorded as a credit to selling, general and administrative expense.

•
Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for the first nine months ended October 1, 2016 was $18.7 million, an increase of $13.9 million as compared to the first nine months ended October 3, 2015. The increase in earnings is due to improved Ecoson and Rendac volumes and operating performance, improved productivity and margins at the Canadian biodiesel plant, the inclusion of the blenders’ tax credit and higher RIN values in 2016 as compared to the same period in fiscal 2015. The increase in earnings was also attributable to lower selling, general and administrative expense due to subsidies received from the Netherlands government that is recorded as a credit to selling, general and administrative expense.

Results of Operations -Nine Months Ended October 1, 2016 Compared to Nine Months Ended October 3, 2015
Net Income attributable to Darling for the nine months ended October 1, 2016 was $61.8 million, or $0.37 per diluted share, as compared to a net loss of $(5.9) million, or $(0.04) per diluted share, in the nine months ended October 3, 2015. The increase is primarily attributable to increased margins and production in both the Food and Fuel Ingredients segments, higher raw material volumes in the Feed Ingredients segment and lower selling, general and administrative expense.

News Release November 10, 2016 Page 7

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA First Nine Months of Fiscal 2016 as compared to First Nine Months of Fiscal 2015

	Nine Months Ended
Adjusted EBITDA	October 1,	October 3,
(U.S. dollars in thousands)	2016	2015

Net income attributable to Darling	$61,772	$(5,898)
Depreciation and amortization	212,440	199,970
Interest expense	71,748	82,222
Income tax expense	9,102	14,639
Foreign currency loss	2,241	3,299
Other expense, net	5,685	704
Equity in net income of unconsolidated subsidiary	(37,633)	9,657
Net income attributable to noncontrolling interests	3,772	5,302
Adjusted EBITDA	$329,127	$309,895
Acquisition and integration-related expenses	401	7,807
Pro forma Adjusted EBITDA (Non-GAAP)	$329,528	$317,702
Foreign currency exchange impact (1)	1,427	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$330,955	$317,702

DGD Joint Venture Adjusted EBITDA (Darling's share)	$50,503	$1,946

(1) The average rates assumption used in this calculation was the actual fiscal average rate for the first nine months ended October 3, 2015 of €1.00:USD$1.11 and CAD$1.00:USD$0.79 as compared to the average rate for the first nine months ended October 1, 2016 of €1.00:USD$1.12 and CAD$1.00:USD$0.76, respectively.

For the nine months ended October 1, 2016, the Company generated Adjusted EBITDA of $329.1 million, as compared to $309.9 million in the same period in fiscal 2015. The increase is attributable to higher raw material volumes in the Feed Ingredients segment that more than offset lower finished product prices in the Food and Feed Ingredients segments. Additionally, lower selling, general and administrative expense due to cost reductions and offsetting gains in currency hedges primarily in the Food Ingredients segment also contributed to the increase.
DGD Joint Venture Adjusted EBITDA (Darling’s share) is not reflected in the Adjusted EBITDA, the Pro forma Adjusted EBITDA, or the Pro forma Adjusted EBITDA to Foreign Currency. See Note 6 in the Company’s Form 10-Q for the period ended October 1, 2016 and the DGD Operating Financial Results included at the end of this press release for financial information regarding the DGD Joint Venture.

News Release November 10, 2016 Page 8

About Darling
Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into broadly used and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients.  In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company's website at http://ir.darlingii.com.
Darling Ingredients Inc. will host a conference call to discuss the Company’s third quarter 2016 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, November 11, 2016. To listen to the conference call, participants calling from within North America should dial 866-777-2509; international participants should dial 412-317-5413. Please refer to access code 10094666. Please call approximately ten minutes before the start of the call to ensure that you are connected.
The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through November 18, 2016, by dialing 877-344-7529 (U.S. callers), 855-669-9658 (Canada) and 412-317-0088 (international callers). The access code for the replay is 10094666. The conference call will also be archived on the Company’s website.
Use of Non-GAAP Financial Measures:
Adjusted EBITDA is not a recognized accounting measurement under GAAP; it should not be considered as an alternative to net income, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes that were outstanding at October 1, 2016. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs, non-cash charges and cash dividends from the DGD Joint Venture. Additionally, the Company evaluates the impact of foreign exchange impact on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

News Release November 10, 2016 Page 9

Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company's direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company's indebtedness or other purposes; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, or otherwise; reduced demand for animal feed; reduced finished product prices, including a decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2), low carbon fuel standards (LCFS) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H5N1 flu, bovine spongiform encephalopathy (or "BSE"), porcine epidemic diarrhea ("PED") or other diseases associated with animal origin in the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions and issues related to the announced expansion project; difficulties or a significant disruption in our information systems or failure to implement new systems and software successfully, including our ongoing enterprise resource planning project; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; uncertainty regarding the likely exit of the U.K. from the European Union; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company's results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
Melissa A. Gaither, VP IR and Global Communications 251 O’Connor Ridge Blvd., Suite 300 Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-717-0300

News Release November 10, 2016 Page 10

Darling Ingredients Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
October 1, 2016 and January 2, 2016
(in thousands)

	October 1,	January 2,
	2016	2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$148,585	$156,884
Restricted cash	294	331
Accounts receivable, net	382,857	371,392
Inventories	359,095	344,583
Prepaid expenses	40,341	36,175
Income taxes refundable	13,222	11,963
Other current assets	18,609	10,460
Total current assets	963,003	931,788

Property, plant and equipment, less accumulated depreciation, net	1,535,185	1,508,167
Intangible assets, less accumulated amortization, net	747,522	782,349
Other assets:
Goodwill	1,256,376	1,233,102
Investment in unconsolidated subsidiaries	261,690	247,238
Other assets	35,912	41,623
Deferred income taxes	17,196	16,352
Total assets	$4,816,884	$4,760,619

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$27,169	$45,166
Accounts payable, principally trade	168,556	149,998
Income taxes payable	9,374	6,679
Accrued expenses	254,561	239,825
Total current liabilities	459,660	441,668

Long-term debt, net of current portion	1,818,361	1,885,851
Other non-current liabilities	89,517	97,809
Deferred income taxes	363,949	360,681
Total liabilities	2,731,487	2,786,009

Commitments and contingencies
Total Darling's stockholders' equity	1,983,677	1,870,709
Noncontrolling interests	101,720	103,901
Total stockholders' equity	$2,085,397	$1,974,610
	$4,816,884	$4,760,619

News Release November 10, 2016 Page 11

Darling Ingredients Inc. and Subsidiaries
Consolidated Operating Results
For the Periods Ended October 1, 2016 and October 3, 2015
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
			$ Change			$ Change
	October 1,	October 3,	Favorable	October 1,	October 3,	Favorable
	2016	2015	(Unfavorable)	2016	2015	(Unfavorable)
Net sales	$853,856	$853,762	$94	$2,510,838	$2,587,771	$(76,933)
Costs and expenses:
Cost of sales and operating expenses	$671,167	$671,321	$154	$1,947,175	$2,024,118	$76,943
Selling, general and administrative expenses	76,508	75,026	(1,482)	234,135	245,951	11,816
Depreciation and amortization	70,653	67,327	(3,326)	212,440	199,970	(12,470)
Acquisition and integration costs	—	1,280	1,280	401	7,807	7,406
Total costs and expenses	818,328	814,954	(3,374)	2,394,151	2,477,846	83,695
Operating income	35,528	38,808	(3,280)	116,687	109,925	6,762
Other expense:
Interest expense	(23,867)	(24,828)	961	(71,748)	(82,222)	10,474
Foreign currency gain/(loss)	354	(2,461)	2,815	(2,241)	(3,299)	1,058
Other income/(expense), net	(2,007)	1,004	(3,011)	(5,685)	(704)	(4,981)
Total other expense	(25,520)	(26,285)	765	(79,674)	(86,225)	6,551
Equity in net income/(loss) of unconsolidated subsidiaries	18,138	(12,021)	30,159	37,633	(9,657)	47,290
Income before income taxes	28,146	502	27,644	74,646	14,043	60,603
Income taxes expense/(benefit)	(744)	7,859	8,603	9,102	14,639	5,537
Net income/(loss)	$28,890	$(7,357)	$36,247	$65,544	$(596)	$66,140
Net income attributable to noncontrolling interests	$(196)	$(1,730)	$1,534	$(3,772)	$(5,302)	$1,530
Net income /(loss) attributable to Darling	$28,694	$(9,087)	$37,781	$61,772	$(5,898)	$67,670
Basic income per share:	$0.17	$(0.06)	$0.23	$0.38	$(0.04)	$0.42
Diluted income per share:	$0.17	$(0.06)	$0.23	$0.37	$(0.04)	$0.41

News Release November 10, 2016 Page 12

Darling Ingredients Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Nine Months Ended October 1, 2016 and October 3, 2015
(in thousands)
(unaudited)

	Nine Months Ended
	October 1,	October 3,
Cash flows from operating activities:	2016	2015
Net income/(loss)	$65,544	$(596)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	212,440	199,970
Loss on disposal of property, plant, equipment and other assets	873	627
Gain on insurance proceeds from insurance settlements	(356)	(561)
Deferred taxes	(5,223)	8,640
Increase/(decrease) in long-term pension liability	(1,105)	678
Stock-based compensation expense	7,953	6,468
Write-off deferred loan costs	292	10,633
Deferred loan cost amortization	8,393	7,380
Equity in net (income)/loss of unconsolidated subsidiaries	(37,633)	9,657
Distributions of earnings from unconsolidated subsidiaries	26,317	26,155
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(3,058)	7,658
Income taxes refundable/payable	1,432	3,955
Inventories and prepaid expenses	(11,368)	7,667
Accounts payable and accrued expenses	27,438	(10,318)
Other	(11,377)	18,641
Net cash provided by operating activities	280,562	296,654
Cash flows from investing activities:
Capital expenditures	(168,224)	(162,264)
Acquisitions, net of cash acquired	(8,511)	—
Gross proceeds from disposal of property, plant and equipment and other assets	4,492	2,473
Proceeds from insurance settlement	1,537	561
Payments related to routes and other intangibles	—	(2,939)
Net cash used by investing activities	(170,706)	(162,169)
Cash flows from financing activities:
Proceeds from long-term debt	28,765	586,199
Payments on long-term debt	(128,364)	(595,872)
Borrowings from revolving credit facility	83,000	78,244
Payments on revolving credit facility	(93,028)	(130,876)
Net cash overdraft financing	—	(1,261)
Deferred loan costs	—	(17,119)
Issuance of common stock	143	171
Repurchase of treasury stock	(5,000)	(5,912)
Minimum withholding taxes paid on stock awards	(1,843)	(4,838)
Distributions to noncontrolling interests	(885)	(2,820)
Net cash used by financing activities	(117,212)	(94,084)
Effect of exchange rate changes on cash	(943)	(299)
Net increase/(decrease) in cash and cash equivalents	(8,299)	40,102
Cash and cash equivalents at beginning of period	156,884	108,784
Cash and cash equivalents at end of period	$148,585	$148,886
Supplemental disclosure of cash flow information:
Accrued capital expenditures	$(3,302)	$940
Cash paid during the period for:
Interest, net of capitalized interest	$62,395	$57,764
Income taxes, net of refunds	$14,018	$4,005
Non-cash financing activities
Debt issued for assets	$10	$2,521
Contribution of assets to unconsolidated subsidiary	$2,674	$—

News Release November 10, 2016 Page 13

Diamond Green Diesel Joint Venture
Operating Financial Results
Three Months and Nine Months Ended September 30, 2016 and September 30, 2015

	Three Months Ended			Nine Months Ended
			$ Change			$ Change
	September 30,	September 30,	Favorable	September 30,	September 30,	Favorable
	2016	2015	(Unfavorable)	2016	2015	(Unfavorable)
Revenues:
Operating revenues	$141,656	$107,160	$34,496	$345,650	$380,048	$(34,398)
Expenses:
Total costs and expenses less depreciation, amortization and accretion expense	96,569	123,779	27,210	244,643	376,157	131,514
Depreciation, amortization and accretion expense	7,445	4,959	(2,486)	20,370	14,924	(5,446)
Total costs and expenses	104,014	128,738	24,724	265,013	391,081	126,068
Operating income	37,642	(21,578)	59,220	80,637	(11,033)	91,670
Other income	114	41	73	199	93	106
Interest and debt expense, net	(1,406)	(3,122)	1,716	(6,148)	(10,629)	4,481
Net income	$36,350	$(24,659)	$61,009	$74,688	$(21,569)	$96,257